Exhibit 99.1

February 14, 2019

Dear Shareholder,

I am pleased to provide you with an update on the exciting progress being made on the Plan of Liquidation and Dissolution (the “Plan”) for Hines Global REIT, Inc. (the “Company”).

As noted in my December 2018 letter, we expected to make an additional liquidating distribution in February 2019 following the completion of pending property sales. We are pleased to announce that we are delivering on that expectation as detailed below. Further, we wish to share with you the recently determined Net Asset Value (NAV) for the remaining portfolio as of February 14, 2019.

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Amount of Liquidating Distribution: Since January 2018, we have sold 22 properties in the portfolio, some of which were recently completed, which allowed our board of directors to authorize another liquidating distribution of $2.50 per share to shareholders of record as of February 13, 2019, to be paid on or around February 15, 2019.

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New NAV Declared: Our board of directors also determined a new NAV of $6.17 per share as of February 14, 2019. Since January 1, 2018, the Company has declared return of invested capital and liquidating distributions (“Capital Distributions”) totaling approximately $2.95 per share. After reducing our prior NAV of $9.04 per share by these Capital Distributions, the new NAV of $6.17 per share represented an $0.08 net increase over our previously announced NAV[1].

The table below provides a summary of the Capital Distributions we’ve paid to date. As a reminder, we expect that if the Plan is completed as anticipated, then we will have made total Capital Distributions to our shareholders of approximately $10.00 to $11.00 per share of our common stock, in addition to the regular operating distributions you have received since your initial investment. To date, approximately $4.00 per share of Capital Distributions has been paid, or has been authorized to be paid, to you through the following distributions:

Distributions per share	Description
$1.05	Special distribution paid in January 2018
$0.45	Return of invested capital distributions and liquidating distributions paid in 2018 and January 2019[2]
$2.50	Liquidating distribution to be paid in February 2019.
$4.00

We remain steadfast in our goal of executing a thoughtful and well-timed approach to the remaining portfolio sales with the intention of maximizing returns for shareholders. We will keep you informed of significant activities at the Company. As always, we thank you for your investment in Hines Global REIT.

Sincerely yours,
Sherri W. Schugart
President & Chief Executive Officer

1Please see our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 14, 2019, for more information regarding the determination of our NAV per share.

2Return of invested capital distributions and liquidating distributions of approximately $0.45 per share includes $0.12 per share of return of invested capital distributions, consisting of $0.02 per share of each of the monthly distributions paid from February 2018 through July 2018, and approximately $0.33 per share of liquidating distributions, consisting of the monthly distributions paid from August 2018 through January 2019.

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected benefits of the Plan, the amount and timing of distributions to be made in connection with the Plan, the expected timing and completion of the Plan, and the future business, performance and opportunities of Hines Global REIT, Inc. (the “Company”). Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the Plan; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended; possible adverse changes in laws; and risks associated with the Company’s dependence on key personnel of Hines Interests Limited Partnership or its affiliates whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this letter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.